NEWS

For:	From:
Ladish Co., Inc.	Libby Communications
5481 South Packard Avenue	1414 East Harbour Towne Circle
Cudahy, WI 53110	Muskegon, MI 49441
Contact: Wayne E. Larsen	Contact: William J. Libby
414-747-2935	231-755-4111
414-747-2890 Fax	231-755-4144 Fax

Release date: 10 July 2008

LADISH ACQUIRES AEREX MANUFACTURING

Cudahy, WI—Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH) today announced it has acquired complete ownership of Aerex Manufacturing, Inc. (“Aerex”). Aerex, located in South Windsor, Connecticut, is a precision-machining enterprise serving the aerospace and commercial airplane industries since 1966. The purchase price of Aerex was approximately $14 million, paid through a combination of cash and Ladish common stock.

“The acquisition of Aerex, with projected 2008 sales of approximately $15 million, represents an excellent addition to our existing value-added, precision-machining capabilities,” said Kerry L. Woody, President and CEO of Ladish. “Ladish and Aerex serve mutual customers in the aerospace supply chain and we have had a long-term relationship with Aerex, based on their providing finish machining of titanium forgings produced by Ladish Forging. Aerex, founded and led by Armund Ek, has the personnel and equipment that, when combined with Ladish’s technical expertise and forging and casting capabilities, will provide future growth. Mr. Ek and his team will continue to direct the operation of Aerex. We believe the combination of Aerex with Stowe Machine Co., Inc. and Valley Machining, Inc. provides Ladish with a stronger group of value-added operating units serving the global aerospace industry. We expect the acquisition to be accretive to 2008 earnings.”

Ladish Co., Inc. is a leading producer of highly engineered technically advanced components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Connecticut, Oregon and Poland. Ladish common stock trades on NASDAQ under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, uncertainties in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.

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